SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  December 21, 2000

(Date of earliest event reported)

UNITED AIR LINES, INC.

(Exact name of registrant as specified in its charter)

       Delaware                       33-21220            36-2675206

(State or other jurisdiction            (Commission        (I.R.S. Employer

             of incorporation)                File Number)         Identification No.)

             1200 Algonquin Road, Elk Grove Township, Illinois       60007

             (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code (847) 700-4000

Not Applicable

(Former name or former address, if changed since last report)

ITEM 9.                REGULATION FD DISCLOSURE.

United Air Lines, Inc. (the "Company") is furnishing herewith certain operating information during the fourth quarter 2000 and current expectations for future performance.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    UNITED AIR LINES, INC.

By:	/s/ Francesca M. Maher

                                                        Name: Francesca M. Maher

                                                        Title: Senior Vice President,

                                                                General Counsel

                                                                and Secretary

Dated: December 21, 2000

UNITED  UPDATE

December 21, 2000

The following provides operating information for the months of October and November 2000, as well as the company's current expectations for future performance.

Operating Statistics - Monthly Basis

	Year-over-year Percent Change
	October	November	December (E)
Available seat miles	0.2	0.5	-0.7
System revenue passenger miles	-0.4	1.6	3.1

Financial and Operating Statistics - Forecast
	Year-over-year Percent Change
	Fourth Quarter (E)	Full Year (E)
Available seat miles	0	-0.6%
System revenue passenger miles	1.4%	1.2%
Fuel price per gallon, average (including tax)	44%	40%
Operating expenses per available seat mile (GAAP)	16%	13%
Operating expenses per available seat mile, excluding fuel (GAAP)	10%	6%

Notes:

Revenue passenger miles - The figures reflect scheduled service only and exclude chartered service.

Fuel - While United is fully hedged against price spikes to crude oil for 2000, the company is affected by the large differential between the price of crude oil and refined oil products, or "crack spread."  For the fourth quarter the company estimates the cost of fuel to increase 47% on a year-over-year basis, with the average price per gallon of jet fuel expected to be 93.2 cents for the fourth quarter and 81 cents for the full year.

Capacity - The company anticipates capacity to increase between 2.5% and 3.0% in 2001, on a year-over-year basis.

Bookings

Although showing improvement over 1999, October and November revenues were slightly lower than expected.  December revenue results will be affected by further capacity reductions, primarily due to unforeseen weather- and m aintenance-related cancellations.  Part of the reduced capacity reflects an increase in the airline's spare aircraft, which numbered 29 at the beginning of the quarter and is currently at 34 aircraft.

United Update

December 21, 2000 - Page 2

Fleet

	2000E	2001E
Additions
A319	4	15
A320	12	18
B747-400	1	0
B767-300	3	2
B777-200	8	8
Total:	28	43

Retirements
B727-200A	--	25
B747-200	7	--
DC10-10	7	--
DC10-30	--	3
DC10-30F	4
Total:	18	28

	1999	2000E	2001E
Year-end Aircraft
A319	28	32	47
A320	56	68	86
B727-200A	75	75	50
B737-200A	24	24	24
B737-300	101	101	101
B737-500	57	57	57
B747-200	7	0	0
B747-400	43	44	44
B757-200	98	98	98
B767-200	19	19	19
B767-300	32	35	37
B777-200	40	48	56
DC10-10	7	0	0
DC10-30	3	3	0
DC10-30F	4	0	0
Total:	594	604	619

Note:

These numbers reflect the company's current fleet projections, which would be adjusted accordingly in the event the merger with US Airways is consummated.

United Update

December 21, 2000 - Page 3

Investment Thesis

United's network is the strongest of the U.S. commercial carriers and is complimented by its schedule of nearly 2,300 flights a day to 134 destinations in 27 countries and two U.S. territories.

Backing United's strong network is the power of Star Alliance, the world's first and foremost global alliance, which provides United customers seamless access to 815 destinations worldwide.  Also providing value to United's customer and the company alike is Mileage Plus®, United's award-winning frequent-flier program.

In addition to its core business, United is leading the industry in e-commerce initiatives, not only harnessing the power of the Internet to improve the travel experience for customers, but also capitalizing on e-commerce opportunities.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain information contained in this document is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company as of the date of this United Update.

Some factors that could significantly impact capacity, fuel costs, revenue and unit costs include, without limitation, the airline pricing environment; industry capacity decisions; the success of the company's cost control efforts; the cost of crude oil and jet fuel; the results of union contract negotiations and their impact on labor costs; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; actions of the U.S., foreign and local governments; willingness of customers to travel; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which is speaks to the factors included only as of the date of this United Update.  United disclaims any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise.

Glossary of Airline Terms

* available seat mile: a measure of capacity

* revenue passenger mile: one revenue passenger flown one mile, a measure of volume, or airline traffic

* operating expenses per available seat mile: unit cost, or CASM

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